Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	March	December
	31, 2004	31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 210.8	$ 457.7
Marketable securities	1.0	1.9
Accounts and notes receivable, net	1,662.1	1,645.6
Inventories	1,083.5	975.1
Prepaid expenses and deferred income taxes	393.2	356.8
Assets held for sale	157.8	145.8

Total current assets	3,508.4	3,582.9

Property, plant and equipment, net	1,140.3	1,171.1
Goodwill	4,168.0	4,187.3
Intangible assets, net	878.3	882.9
Other assets	899.0	840.7

Total assets	$ 10,594.0	$ 10,664.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 696.8	$ 725.4
Accrued expenses and other current liabilities	1,472.0	1,501.6
Loans payable	799.5	800.7
Liabilities held for sale	31.8	25.3

Total current liabilities	3,000.1	3,053.0

Long-term debt	1,522.8	1,518.6
Other noncurrent liabilities	1,579.4	1,600.0

	6,102.3	6,171.6
Shareholders' equity:
Common stock	175.7	174.5
Other shareholders' equity	4,581.0	4,589.3
Accumulated other comprehensive income	(265.0)	(270.5)

Total shareholders' equity	4,491.7	4,493.3

Total liabilities and equity	$ 10,594.0	$ 10,664.9
SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION